Press Release issued on October 23, 2006
EX-99.1

Four Oaks Fincorp, Inc.

6114 US 301 South

Four Oaks, NC  27524

(919)963-2177 Telephone

(919)963-2768 Fax

Press Release

         For more information contact:

      Ayden R. Lee, Jr., President and Chief Executive Officer, or

     Nancy S. Wise, Senior Vice President and Chief Financial Officer

                 (919) 963-2177

FOR IMMEDIATE RELEASE:

              October 23, 2006

FOUR OAKS FINCORP, INC. ANNOUNCES 2006 THIRD QUARTER RESULTS

FOUR OAKS, NC (October 23, 2006) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced third quarter results for fiscal year 2006.  Net income was $2.15 million, or $0.39 per basic share, for the quarter ended September 30, 2006, compared to $1.22 million, or $0.22 per basic share, for the quarter ended September 30, 2005.    Return on average equity and return on average assets at September 30, 2006 were 16.51% and 1.35%, respectively, compared to 12.53% and 1.14%, respectively, at September 30, 2005. The Company increased the level of dividends paid to its shareholders from the $0.056 per share that was paid in the third quarter of 2005 to $0.064 per share paid in the third quarter of fiscal year 2006, an increase of 14%.  All per share figures are adjusted for the effect of the five-for-four stock split effected in November 2006.

Improved earnings trends continued in the third quarter of 2006, when compared to the same period of 2005, as evidenced by a 20% increase in net interest income after the provision for loan losses, to $5.45 million from $4.54 million.  Operating expenses increased 16% in the third quarter of 2006 to $3.89 million, as compared to the same period of 2005, primarily due to increased occupancy & equipment expenses of $96,000, along with increased salaries and benefits associated with the expansion of our locations of $224,000.

The Company’s balance sheet growth continued in the third quarter of 2006.  Total deposits of $468.79 million at September 30, 2006 grew 18% from $398.34 million at December 31, 2005.  Net loans increased 12% from $392.13 million at December 31, 2005 to $439.76 million at September 30, 2006.  Shareholders' equity grew to $47.30 million, a 14% increase over December 31, 2005.  Book value per share at September 30, 2006 was $8.52 as compared to $7.60 at December 31, 2005.  Shareholders' equity as a percentage of total assets was 7.91% at September 30, 2006 as compared to 7.96% at December 31, 2005.

With $598.14 million in total assets as of September 30, 2006, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.    Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

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